Pricing Supplement No. 31 (to Product Supplement No.	Filed Pursuant to Rule 424(b)(5)
YGN-1, dated February 15, 2006, and the Prospectus dated May 28, 2003	Registration No. 333-104577
and the Prospectus Supplement dated May 28, 2003)	MERITS® #31

$600,000

CANADIAN IMPERIAL BANK OF COMMERCE
CIBC Premium Yield Generator NotesSM due August 18, 2008
(Annual Coupons Linked To A Basket Of Ten Large-Cap Global Stocks)

•    The Maturity Date of the Notes is August 18, 2008.

•    We will make annual Coupon Payments on the Notes, if any, equal to the Coupon Rate multiplied by the principal amount of the Notes.

•    The Coupon Payment Dates are the 16th calendar day of each August (or if such day is not a business day, the next following business day) during the term of the Notes.

•    The Notes are 100% principal protected. On the Maturity Date, we will pay you the full principal amount of your Notes (plus the final Coupon Payment, if any).

•    Notes issued under the MERITS® program are rated Aa3 by Moody’s Investors Service.

•    The Notes will not be listed on any securities exchange.

•    CUSIP: 13605F BH 0

•    For each Coupon Payment, the Coupon Rate will be variable and will equal the greater of: (i) 0.00% and (ii) the average of the Stock Performances of ten large-cap global stocks (collectively, the “Stocks” and each a “Stock”), equally weighted, calculated as described in this Pricing Supplement No. 31. The Stock Performance for each Stock may be positive or negative and may not exceed 12.00%, which is the Maximum Variable Coupon Rate.

The Ten Large-Cap Global Stocks are:

Initial Stock Prices
1.	AT&T Inc.	T	30.22
2.	Barrick Gold Corporation	ABX	35.12
3.	BP p.l.c.	BP	611.00
4.	Citigroup Inc.	C	47.64
5.	General Electric Company	GE	32.50
6.	Honda Motor Co., Ltd.	7267	3,870.00
7.	Microsoft Corporation	MSFT	24.43
8.	Nokia OYJ	NOK1V	15.39
9.	Novartis AG	NOVN	68.80
10.	Toyota Motor Corporation	7203	6,260.00

Your investment in the Notes involves risks. Please read “Risk Factors” beginning on page 10 of this Pricing Supplement No. 31, on page PS-6 of Product Supplement No. YGN-1 and beginning on page S-2 of the accompanying prospectus supplement.

	Per Note	Total
Price to public	$1,000.00	$600,000.00
Agents’ commission	(1)	$14,895.00
Proceeds to us	(1)	$585,105.00

(1)  The agents will receive a commission of $20.00 per Note sold through their efforts. We may, in our discretion, offer certain agents or subagents an additional commission of up to $5.00 per Note sold through their efforts.

We will deliver the Notes in book-entry form only through The Depository Trust Company on or about August 16, 2006 against payment in immediately available funds.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Pricing Supplement No. 31, Product Supplement No. YGN-1, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The Notes are our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank equally in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured by the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any Canadian or U.S. governmental agency or instrumentality.

CIBC World Markets Corp., our indirect wholly-owned subsidiary, and the other agents named in this Pricing Supplement No. 31, if any, have agreed to use their reasonable efforts to solicit offers to purchase the Notes as our agents. They may also purchase the Notes as principal at prices to be agreed upon at the time of sale. They may resell any Notes they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

The agents may use this Pricing Supplement No. 31 and the accompanying Product Supplement No. YGN-1 and prospectus supplement in the initial sale of any Notes. In addition, CIBC World Markets Corp. or any other affiliate of ours may use this Pricing Supplement No. 31 and the accompanying Product Supplement No. YGN-1 and prospectus supplement in a secondary market transaction in any Note after its initial sale. Unless CIBC World Markets Corp. informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement No. 31 and the accompanying Product Supplement No. YGN-1 and prospectus supplement are being used in a secondary market transaction.

The date of this Pricing Supplement is August 11, 2006

SUMMARY TERMS

You should read these summary terms and the other information in this Pricing Supplement No. 31, together with the prospectus dated May 28, 2003, as supplemented by the prospectus supplement dated May 28, 2003 relating to our Equity Linked Notes of which the Notes are a part, and the more detailed information contained in the accompanying Product Supplement No. YGN-1. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying Product Supplement No. YGN-1, as an investment in the Notes involves risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Unless otherwise indicated, all references to currency in this Pricing Supplement No. 31 are to U.S. dollars. Stock prices are quoted in the currency or unit of the relevant exchange. Please note that references to “CIBC,” “we,” “our,” and “us” refer only to Canadian Imperial Bank of Commerce and not to its consolidated subsidiaries.

Issuer:	Canadian Imperial Bank of Commerce

Rating:	Moody’s Investors Service Aa3

Issue Size:	$600,000

Maturity Date:	The Stated Maturity Date

Stated Maturity Date:	August 18, 2008

Principal Protection:	100% at maturity

Issue Price:	100%

Denomination/	$1,000
Principal Amount:

Stocks:

Stock	Ticker	Stock Weight	Principal Exchange	Initial Stock Price
AT&T Inc.	T	10%	NYSE	30.22
Barrick Gold Corporation	ABX	10%	TSX	35.12
BP p.l.c.	BP	10%	LSE	611.00
Citigroup Inc.	C	10%	NYSE	47.64
General Electric Company	GE	10%	NYSE	32.50
Honda Motor Co., Ltd.	7267	10%	TSE	3,870.00
Microsoft Corporation	MSFT	10%	NASDAQ	24.43
Nokia OYJ	NOK1V	10%	HEX	15.39
Novartis AG	NOVN	10%	VTX	68.80
Toyota Motor Corporation	7203	10%	TSE	6,260.00

NYSE = New York Stock Exchange, NASDAQ = NASDAQ Stock Market, TSX = Toronto Stock Exchange, LSE = London Stock Exchange, TSE = Tokyo Stock Exchange, HEX = Helsinki Stock Exchange, VTX = Zurich virt-x Exchange

Initial Stock Price:	The closing price of each Stock (as determined by the calculation agent) on its principal exchange on the Pricing Date.

Coupon Payment Dates:

The 16th day of each August (or if such day is not a business day, the next following business day) during the term of the Notes. The first Coupon Payment Date will be August 16, 2007 and the second and final Coupon Payment Date will be on the Maturity Date.

Coupon Payment:	Principal Amount x Coupon Rate, applicable to the Coupon Payment Date.

Coupon Rate:	The Coupon Rate on each Coupon Payment Date will be variable and will equal the greater of:
(i) 0.00% and (ii) the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted.

Stock Performance:	For each of the Stocks, the Stock Performance on each Coupon Payment Date will equal:
(i) the Maximum Variable Coupon Rate of 12.00% if the Cumulative Price Return is greater than the Price Return Trigger Rate of 0.00%; otherwise,
(ii) the Cumulative Price Return.
Each Stock Performance may be positive or negative.

Cumulative Price Return:	For each of the Stocks, the Cumulative Price Return on each Coupon Payment Date shall be:

Valuation Stock Price:

The closing price of each Stock on its principal exchange (as determined by the calculation agent) on the date that is three (3) Trading Days prior to each Coupon Payment Date (such date is referred to interchangeably as either a “Valuation Date” or a “Coupon Determination Date”.)

Maximum Variable Coupon Rate:	12.00%, which is the maximum Stock Performance for any Stock and the maximum Coupon Rate for any Coupon Payment Date.

Price Return Trigger Rate:	0.00%

Listing:	The Notes will not be listed on any securities exchange.

CUSIP No.:	13605F BH 0

Trustee & Paying Agent:	Wilmington Trust Company

Settlement:	DTC, Book-entry only, Transferable

Pricing Date:	Friday, August 11, 2006

Issue & Settlement:	Wednesday, August 16, 2006

HOW IT WORKS

Annual Coupon Payments

The Notes may make annual Coupon Payments on the sixteenth (16th) calendar day of each August (or if such day is not a business day, the next succeeding business day) during the term of the Notes. The Coupon Rate for each Coupon Payment Date is variable and can be no higher than 12.00% and no lower than 0.00%. The determination of the variable Coupon Rates is based on the price performance of a basket of ten (10) large-cap global Stocks. If the variable annual Coupon Rate is 0.00% for any scheduled Coupon Payment Date, then there will be no Coupon Payment on such scheduled Coupon Payment Date.

Variable Coupon Rate

The variable Coupon Rate for each of the Coupon Payment Dates on August 16, 2007 and August 18, 2008 is linked to the price performance of an equally weighted basket of the following ten (10) large-cap global Stocks (the “Stocks”).

The Stocks

Stock		Ticker Symbol	Principal Exchange	Initial Stock Price

1.	AT&T Inc.	T	NYSE	30.22

2.	Barrick Gold Corporation	ABX	TSX	35.12

3.	BP p.l.c.	BP	LSE	611.00

4.	Citigroup Inc.	C	NYSE	47.64

5.	General Electric Company	GE	NYSE	32.50

6.	Honda Motor Co., Ltd.	7267	TSE	3,870.00

7.	Microsoft Corporation	MSFT	NASDAQ	24.43

8.	Nokia OYJ	NOK1V	HEX	15.39

9.	Novartis AG	NOVN	VTX	68.80

10.	Toyota Motor Corporation	7203	TSE	6,260.00

NYSE = New York Stock Exchange, NASDAQ = NASDAQ Stock Market, TSX = Toronto Stock Exchange, LSE = London Stock Exchange, TSE = Tokyo Stock Exchange, HEX = Helsinki Stock Exchange, VTX = Zurich virt-x Exchange

The variable Coupon Rate on any Coupon Payment Date may be no higher than 12.00% regardless of how well the Stocks perform. Likewise, the variable Coupon Rate on any Coupon Payment Date may be no lower than 0.00% regardless of how poorly the Stocks perform. The specific mechanics of the determination of the variable Coupon Rates based on the performance of the Stocks is discussed in the section “Calculating The Variable Annual Coupon Rate” on page 4 of this Pricing Supplement No. 31.

The Maturity Date Of The Notes

The Maturity Date of the Notes is the Stated Maturity Date of August 18, 2008.

Payments On The Maturity Date

The Notes are 100% principal protected. On the Maturity Date, we will pay the full principal amount of the Notes and the final Coupon Payment, if any.

HOW IT WORKS

Calculating The Variable Annual Coupon Rate

The variable annual Coupon Rate is determined three (3) Trading Days prior to each Coupon Payment Date. These dates are called the Valuation Dates or the Coupon Determination Dates. The first Coupon Determination Date is August 13, 2007. The second and final Coupon Determination Date is August 13, 2008. The Coupon Determination Dates may be adjusted as set forth in the accompanying Product Supplement No. YGN-1.

The variable annual Coupon Rate for each Coupon Payment, determined on each Coupon Determination Date is equal to the greater of:

(i)    0.00%; and

(ii)   the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted.

Calculating The Stock Performance For Each Stock

The Stock Performance for each Coupon Payment Date for each Stock is:

(i)    12.00% if the closing price of the Stock on the Coupon Determination Date is greater than the closing price of the Stock on August 11, 2006 (the Initial Stock Price) or

(ii)   0.00% if the closing price of the Stock on the Coupon Determination Date is equal to the Initial Stock Price on August 11, 2006; or

(iii)  the Cumulative Price Return of the Stock on the Coupon Determination Date, which is:

if the closing price of the Stock on the Coupon Determination Date is less than the Initial Stock Price on August 11, 2006.

The Stock Performance for each Stock can also be depicted graphically, as shown below. Stock Performance is plotted on the vertical axis while Cumulative Price Return is plotted on the horizontal axis.

HOW IT WORKS

The Variable Annual Coupon Rate and The Stocks

The Stock Performance of each Stock for purposes of calculating the variable annual Coupon Rate on any Coupon Determination Date is 12.00% as long as the Stock’s closing price on the Coupon Determination Date (the Valuation Stock Price) is greater than its closing price on August 11, 2006 (the Initial Stock Price). The Stock Performance is 12.00% regardless of the magnitude of the price increase. Stocks with small or even fractional price increases will have the same 12.00% Stock Performance as Stocks with large price increases.

The variable annual Coupon Rate is the greater of (i) 0.00% and (ii) the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted. The Stock Performance for each Stock can never be higher than 12.00%. The highest that the annual Coupon Rate can be is therefore 12.00%, which is the Maximum Variable Coupon Rate. The Coupon Rate will be 12.00% if the closing prices of all of the Stocks on a Coupon Determination Date are greater than their Initial Stock Prices (since the Stock Performance for each Stock would be 12.00%, the average of the Stock Performances would be 12.00% as well). The Coupon Rate will be less than 12.00% if the closing price of one or more of the Stocks does not increase between the Pricing Date and the Coupon Determination Date.

The calculation of the Stock Performance for each Stock is designed to result in above-market annual Coupon Rates relative to fixed-income alternatives of comparable credit quality and maturity even with only modest price performance from the Stocks.

The Coupon Determination Date for the first variable annual Coupon Payment is on August 13, 2007. The Stocks have a full year to produce the small or even fractional price gains required to generate a Coupon Rate of up to 12.00% payable on August 16, 2007. Similarly, the Stocks have two full years to produce a small or even fractional price gain for the second and final annual Coupon Payment on August 18, 2008. However, the Valuation Stock Price for each Stock is determined only on each Coupon Determination Date and therefore will reflect the performance of such Stock only on such date without regard to the performance of that Stock on any other date during the term of the Notes.

Price declines reduce the variable annual Coupon Rate. The Stock Performance of a Stock whose price has declined is the negative percentage decline in that Stock’s price (its Cumulative Price Return). The negative Stock Performance of a Stock is not limited like its positive Stock Performance. Large price increases may not offset large price declines, as is illustrated in Hypothetical Example Two.

A large price decline in just one or two Stocks could cause the variable annual Coupon Rate to be small or even 0.00%. The variable annual Coupon Rate can never be lower than 0.00%.

U.S. Federal Income Tax Considerations

The initial issue price of the Notes will be $1,000. We have determined that the comparable yield for the Notes is 5.55%, compounded semi-annually. If the comparable yield were successfully challenged by the Internal Revenue Service (the “IRS”), the redetermined yield could be materially different from the comparable yield (for U.S. Federal income tax purposes) provided by us, and the projected payment schedule could also differ materially from the schedule provided by us, as set out below. Based on the comparable yield, if you are an initial holder that holds a Note to maturity, and you pay your taxes on a calendar year basis, you would generally have to include as interest income each year the amounts set forth under “OID Accrual” in the chart below (subject to adjustment as described in the discussion under “Supplemental U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. YGN-1). The “Interest Income” columns in the chart below show the general results of such adjustments to interest income each year.

Tax Year	OID Accrual	Actual Coupon	Projected Payment Schedule	Interest Income
2006	20.53	$0.00	$0.00	$20.53

2007	55.50	2007 Variable Coupon Payment	55.50	2007 Variable Coupon Payment

2008	34.97	2008 Variable Coupon Payment	55.50	2008 Variable Coupon Payment less $20.53

Notice Pursuant to I.R.S. Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing of the Notes by CIBC. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Currency Considerations

A direct investment in any of the foreign Stocks would normally be exposed to changes in the exchange rates between the U.S. dollar and the relevant foreign currency. Generally, the return in U.S. dollar terms earned by U.S. investors on foreign stocks is helped by decreases in the value of the U.S. dollar relative to the foreign currency. Likewise, the return in U.S. dollar terms would be negatively impacted by increases in the U.S. dollar relative to the foreign currency.

The Coupon Payments on the Notes (if any) are not adjusted for changes in the exchange rate between the U.S. dollar and any foreign currency. The applicable Coupon Rate for each Coupon Payment Date will reflect the closing prices of each Stock on its principal exchange on each Valuation Date (the Valuation Stock Price) through the calculation of the Stock Performance of each Stock on such Valuation Date and, if the average of the Stock Performances is greater than zero, the Coupon Payment will be paid to investors in U.S. dollars.

Please see the discussion of currency risk in the “Risk Factors” section in this Pricing Supplement No. 31 and in the accompanying Product Supplement No. YGN-1.

HOW IT WORKS

Hypothetical Example One – Annual Coupon Rate Calculation

Hypothetical Example One below graphically illustrates the calculation of a hypothetical variable annual Coupon Rate. The closing prices of eight of the ten Stocks in this hypothetical example were higher on the Coupon Determination Date than their Initial Stock Prices, and the closing prices of two of the Stocks were lower. The Stocks whose prices were higher on the Coupon Determination Date contribute to the Coupon Rate by the amount of their Stock Performances, or 12.00%. The Stocks whose closing prices were lower reduce the annual Coupon Rate by the amount of their Stock Performances of -2.00% and -5.00%, respectively.

The calculation of the average of the Stock Performances is shown in the right-most column of the chart. Since the average Stock Performance of 8.90% is greater than 0.00%, the hypothetical variable annual Coupon Rate is 8.90%.

This hypothetical example shows how small or even fractional price increases in the Stocks can result in above market annual Coupon Rates relative to fixed income alternatives of comparable credit quality and maturity.

Hypothetical Example

HOW IT WORKS

Hypothetical Example Two – Annual Coupon Rate Calculation

Hypothetical Example Two below illustrates the calculation of another hypothetical variable annual Coupon Rate. The closing prices of six of the ten Stocks in this hypothetical example were higher on the Coupon Determination Date than their Initial Stock Prices, the closing prices of three of the Stocks were significantly lower, and the closing price of one Stock did not change. The Stocks whose closing prices were higher contribute to the Coupon Rate by the amount of their Stock Performances, or 12.00%. The Stock whose closing price was unchanged contributes nothing to the annual Coupon Rate. The Stocks whose closing prices were lower reduce the annual Coupon Rate by the amount of their Stock Performances of –16.00%, -25.00% and -47.00%, respectively.

The calculation of the average of the Stock Performances is shown in the right-most column of the chart. Since the average Stock Performance of -1.60% is less than 0.00%, the hypothetical variable annual Coupon Rate is 0.00% (the variable annual Coupon Rate can be no lower than 0.00%). Thus, in this hypothetical, there would be no Coupon Payment.

This hypothetical example shows the negative impact that significant price declines in just a few Stocks can have on the variable annual Coupon Rate.

Hypothetical Example

ADDITIONAL CONSIDERATIONS

Historical Trading Price Information and Information About Stock Issuers

The stock issuers are not involved in the offering of Notes and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. The historical trading price information through August 11, 2006, set forth herein was obtained from Bloomberg Financial Markets L.P., without independent verification, and the information about the stock issuers set forth herein was obtained from publicly available documents.

AT&T Inc. (“T”) provides communications services in the United States. T provides local and long-distance phone service, wireless and data communications, paging, Internet access and messaging, cable and satellite television, security services, and telecommunications equipment. T also provides directory advertising and publishing. T’s common stock is traded on the New York Stock Exchange under the symbol “T.” Information filed by T with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 001-08610.

Barrick Gold Corporation (“ABX”) is an international gold company with operating mines and development projects in the United States, Canada, South America, Australia, and Africa.  ABX’s common shares are traded on the Toronto Stock Exchange under the symbol “ABX.” ABX’s common shares are listed on the New York Stock Exchange under the symbol “ABX.”  For purposes of all calculations related to these Notes, the prices on the Toronto Stock Exchange will be used. Information filed by ABX with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09059.

BP p.l.c. (“BP”) is an oil and petrochemicals company.  BP explores for and produces oil and natural gas, refines, markets, and supplies petroleum products, generates solar energy, and manufactures and markets chemicals. BP’s chemicals include terephthalic acid, acetic acid, acrylonitrile, ethylene and polyethylene. BP’s ordinary shares are traded on the London Stock Exchange under the symbol “BP.” American Depositary Shares representing BP’s ordinary shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and NYSE Arca under the symbol “BP.” For purposes of all calculations related to these Notes, the prices on the London Stock Exchange will be used. Information filed by BP with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06262.

Citigroup Inc. (“C”) is a diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers around the world.  C’s services include investment banking, retail brokerage, corporate banking, and cash management products and services. C’s common stock is traded on the New York Stock Exchange under the symbol “C.” Information filed by C with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924.

General Electric Company (“GE”) develops, manufactures, and markets jet engines, power plant turbines, locomotives, medical imaging equipment, as well as provides private label credit cards.  GE is also involved in real estate, loans, aircraft leasing, plastics, large appliances, and security and water treatment. GE’s common stock is traded on the New York Stock Exchange under the symbol “GE.” Information filed by GE with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035.

Honda Motor Co., Ltd. (“7267”) develops, manufactures, and distributes motorcycles, automobiles, and power products such as generators and farm machinery. 7267 operates a financial credit business and has manufacturing facilities in the United States, Canada, the UK, France, Italy, Spain, Brazil, Mexico, India, and Thailand. 7267’s common stock is traded on the Tokyo Stock Exchange under the symbol “7267.” American Depositary Shares representing 7267’s common stock are listed on the New York Stock Exchange under the symbol “HMC.” For purposes of all calculations related to these Notes, the prices on the Tokyo Stock Exchange will be used. Information filed by 7267 with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-07628.

ADDITIONAL CONSIDERATIONS

Historical Trading Price Information and Information About Stock Issuers

Microsoft Corporation (“MSFT”) develops, manufactures, licenses, sells, and supports software products. MSFT offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. Microsoft also develops the MSN network of Internet products and services. MSFT’s common stock is traded on the NASDAQ Stock Market under the symbol “MSFT.” Information filed by MSFT with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-14278.

Nokia OYJ (“NOK1V”) is a telecommunications company that designs and produces mobile phones. NOK1V also develops, makes, and markets remote controls, digital TV receivers, and digital music players, as well as indoor and outdoor antennas and other accessories. NOK1V is a supplier of mobile, fixed broadband, and IP (Internet protocol) networks. NOK1V markets its products worldwide. NOK1V’s common shares are traded on the Helsinki Stock Exchange under the symbol “NOK1V.” American Depositary Shares representing NOK1V’s common shares are listed on the New York Stock Exchange under the symbol “NOK.” For purposes of all calculations related to these Notes, the prices on the Helsinki Stock Exchange will be used. Information filed by NOK1V with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13202.

Novartis AG (“NOVN”) manufactures pharmaceutical and nutrition products. NOVN produces treatments for hypertension, fungal infections, skin conditions, arthritis, cancer, cardiovascular diseases, arteriosclerosis and other conditions, animal health products, baby food, and clinical nutrition products. NOVN’s common stock is traded on the Zurich virt-x Exchange under the symbol “NOVN.” American Depositary Shares representing NOVN’s common stock are listed on the New York Stock Exchange under the symbol “NVS.” For purposes of all calculations related to these Notes, the prices on the Zurich virt-x Exchange will be used. Information filed by NOVN with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15024.

Toyota Motor Corporation (“7203”) manufactures, sells, leases, and repairs passenger cars, trucks, buses, and their related parts worldwide. 7203 also operates financing services through its subsidiaries. 7203 builds homes, produces pleasure boats, and develops intelligent transportation systems including radar cruise control and electronic toll collection systems. 7203’s common stock is traded on the Tokyo Stock Exchange under the symbol “7203.” 7203’s common stock is listed on the New York Stock Exchange under the symbol “TM.” For purposes of all calculations related to these Notes, the prices on the Tokyo Stock Exchange will be used. Information filed by 7203 with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14948.

Additional Documents Specific to the Notes

You should read these summary terms and the other information in this Pricing Supplement No. 31 together with the prospectus dated May 28, 2003, as supplemented by the prospectus supplement dated May 28, 2003 relating to our Equity Linked Notes of which the Notes are a part, and the more detailed information contained in the accompanying Product Supplement No. YGN-1. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying Product Supplement No. YGN-1, as an investment in the Notes involves risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may view these documents by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing the filings of Canadian Imperial Bank of Commerce for the relevant date on the SEC website):

Product Supplement No. YGN-1 dated February 15, 2006:

http://www.sec.gov/Archives/edgar/data/1045520/000110465906009780/a06-5171_2424b3.htm

Prospectus dated May 28, 2003, as supplemented by the Prospectus Supplement dated May 28, 2003:

http://www.sec.gov/Archives/edgar/data/1045520/000104746903020679/a2112534z424b2.htm

RISK FACTORS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying Product Supplement No. YGN-1.

You may not receive Coupon Payments on your Notes.

The average of the Stock Performances of the ten individual Stocks must be positive when the Coupon Rate is determined for there to be a Coupon Payment. The Stock Performances will be determined only by the Valuation Stock Prices on each Coupon Determination Date, and thus will not reflect the performance of the Stocks (whether positive or negative) on any other date during the term of the Notes.

Owning the Notes is different from owning the Stocks individually or conventional debt securities.

The return on your Notes will not reflect the return you would realize if you actually owned the Stocks or conventional debt securities and held such investment for a similar period because:

•            Principal Protected. At a minimum, you will receive the full principal amount of your Notes if the Notes are held to maturity.

•            Capped Coupon Rate. The maximum Coupon Rate for any Coupon Payment Date is 12.00%.

•            Weighted Return. Because the Coupon Payments will equal the average return of ten Stocks and no individual Stock can have a performance rate that exceeds 12.00%, negative performance rates of one or more Stock(s) (which are not limited) could offset gains made by other Stocks.

•            Correlation of Performance. Performance among the Stocks may become highly correlated over time, which may minimize the beneficial timing or hedging effect derived from inversely related investments.

•            No Dividend. The method of calculating performance of the Stocks does not take into account dividends paid on those Stocks. Therefore, if a dividend is paid, the performance rate on a Stock will be lower than the actual return a holder of that Stock would realize.

The market value of your Notes before maturity will depend on a number of factors, and may be substantially less than you had originally invested.

We believe that the value of the Notes will be affected by the supply of and demand for the Notes, the value of the Stocks on each Valuation Date, market interest rates and a number of other factors. The key factors we believe will impact the market value of the Notes include the value and volatility of the Stocks, interest rates, our credit rating and our financial condition and general economic conditions.

We are not affiliated with the stock issuers and have not investigated them.

We and our affiliates are not affiliated with any of the stock issuers and have not performed any due diligence investigation or review of any of them. We assume no responsibility for the adequacy of any information concerning these companies contained in this Pricing Supplement No. 31 or publicly available.

There are risks associated with investments in securities indexed to the value of foreign equity securities.

Some of the Stocks are issued by companies in countries outside of the United States.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention as well as political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Trading and other transactions by us and our affiliates in the Stocks may impair the value of your Notes.

We, through one or more of our other affiliates, may hedge our obligations under the Notes by purchasing the Stocks. We expect to adjust the hedge by, among other things, purchasing or selling one or more of the Stocks, and perhaps listed or over-the-counter options, futures or other instruments linked to one or more of the Stocks, at any time and from time to time. In addition, our affiliates may engage in trading in one or more of the Stocks, or in instruments whose returns are linked to one or more of those Stocks, for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these hedging activities may adversely affect the performance rates of the Stocks—directly or indirectly by affecting the market prices of the Stocks—and, therefore, the value of your Notes.

The performances of the Stocks may not be fully protected from dilutive or reorganization events involving the issuers of those Stocks.

As calculation agent for your Notes, we will adjust the Initial Stock Price of each Stock for stock splits, reverse stock splits, stock dividends and similar events that affect the issuer’s capital structure, but only in the situations described in the accompanying Product Supplement No. YGN-1. The calculation agent is not required to make an adjustment for every corporate event that may affect the Stocks, and such other events may adversely affect the market price of a Stock and, therefore, adversely affect the value of your Note.

RISK FACTORS

You will be required to pay taxes on your Notes each year.

For United States federal income tax purposes, the Notes are classified as debt instruments that provide for contingent interest. Under the rules applicable to debt instruments that provide for contingent interest, you generally will be required to include interest income each year you hold the Notes, regardless of whether a Coupon Payment is made on the Notes, including some interest income in 2006 representing interest accruals in advance of the first Coupon Payment in 2007. Additionally, because the Notes will be classified as debt instruments that provide for contingent interest, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. See “U.S. Federal Income Tax Considerations” in this Pricing Supplement No. 31 as well as the discussion under “Supplemental U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. YGN-1.

Notice Pursuant To I.R.S. Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing by CIBC of the Notes. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Historical performance of the Stocks should not be taken as an indication of the future performance of the Stocks during the term of the Notes.

The trading prices of the Stocks on each Valuation Date will determine the Coupon Rates. As a result, it is impossible to predict whether there will be Coupon Payments or the amount of any such Coupon Payment.

Secondary trading may be limited.

The Notes will not be listed on any securities exchange.  There may be little or no secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

There are potential conflicts of interest because we will also act as the calculation agent.

We will initially serve as the calculation agent. We will, among other things, decide the Valuation Stock Price for each Stock on each Valuation Date and the Coupon Rate for each Coupon Payment, make antidilution adjustments and make other relevant determinations regarding the Notes.

We can postpone a Valuation Date for one or more of the Stocks, and therefore postpone a Coupon Payment Date or the Maturity Date, if a market disruption event with respect to one or more of the Stocks occurs on a Valuation Date for such Stock.

In our role as calculation agent, we may postpone a Coupon Payment Date if we determine that on the Valuation Date for a Stock a market disruption event has occurred or is continuing for that Stock. If the determination of the Valuation Stock Price of a Stock is postponed to the last possible day as a result of a market disruption event (as described in more detail in the accompanying Product Supplement No. YGN-1), but a market disruption event with respect to such Stock occurs or is continuing on that day, that day will nevertheless be the date on which the Valuation Stock Price of such Stock will be determined. In such an event, in our role as calculation agent, we will determine the Valuation Stock Price of the affected Stock(s) using the trading or quoted price for such
Stock(s) on that date. This determination may involve estimating the Valuation Stock Price of the affected Stock(s). If the final Valuation Date for one or more Stocks is postponed due to a market disruption event, the Maturity Date will be postponed to three business days after the last rescheduled Valuation Date.

ADDITIONAL ERISA CONSIDERATIONS

Congress has passed legislation, the Pension Protection Act of 2006 (the “Pension Protection Act”), which is currently awaiting signature by the President.  Among other changes, the Pension Protection Act provides exemptions from the prohibited transaction rules under ERISA and Section 4975 of the Code in addition to those discussed under “Certain ERISA Considerations” in the accompanying Product Supplement No. YGN-1 that may apply to purchases of the Notes by Plans.  While it is anticipated that President Bush will sign this legislation during August 2006, there can be no assurance that the legislation will be signed.  Potential investors should consult with their counsel regarding the enactment of the Pension Protection Act and the additional exemptive relief provided therein.  All capitalized terms used in this paragraph but not defined herein are defined in the accompanying Product Supplement No. YGN-1.

MERITS® #31

$600,000

CANADIAN IMPERIAL BANK OF COMMERCE

CIBC Premium Yield Generator NotesSM due August 18, 2008
(Annual Coupons Linked To A Basket Of Ten Large-Cap Global Stocks)

Pricing Supplement August 11, 2006